EXHIBIT 10.4

GTJ REIT, INC.

LONG-TERM EQUITY PLAN

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of GTJ REIT, Inc., a Maryland corporation (the “Company”), has the power and authority to assist the Board in discharging its responsibility with respect to the compensation and material employment terms of the executive officers of the Company;

WHEREAS, on November 1 and 2, 2021, respectively, the Committee and the Board approved the Company entering into second amended and restated employment agreements (the “Employment Agreements”) with certain executive officers of the Company;

WHEREAS, the Employment Agreements provide for long term equity incentive awards if certain financial metrics are met;

WHEREAS, the Committee and the Board desire to memorialize the terms and conditions of such long term equity incentive awards by adopting this Long-Term Equity Plan (the “LTEP”).

NOW, THEREFORE, the LTEP set forth below is hereby adopted effective January 1, 2022:

1.Purpose. The GTJ REIT, Inc. 2017 Incentive Award Plan (the “Plan”) was adopted to provide an additional incentive for certain eligible individuals to further the growth, development and financial success of the Company, and to enable the Company to attract and retain the services of certain eligible individuals considered essential to the long range success of the Company, in each case by offering them an opportunity to own Common Stock in the Company through the receipt of Awards.

This LTEP is being adopted to be utilized in conjunction with the Plan and is intended to further the purposes of the Plan by providing incentives to certain of the Company’s executive officers that are designed to reward individual performance and the achievement of specific Company-level financial goals.

2.Definitions. Whenever the following capitalized terms are used in this LTEP, they shall have the meanings specified below:

“Adjusted Funds From Operations” or “AFFO” means the Company’s funds from operations calculated in accordance with the guidelines published by the National Association of Real Estate Investment Trusts, as adjusted for straight-lined rent, amortization of other intangible assets, mark to market debt adjustments, financing costs, the Company’s realized gain from an investment in a limited partnership, and stock compensation expense.

“Fiscal Year” means the Company’s fiscal year ending December 31, 2021, and each fiscal year thereafter while this LTEP is in effect.

Other capitalized terms used herein, but not defined, shall have the meanings attributed to such terms in the Plan.

3.Participation. The Participants in this LTEP are the executive officers of the Company who have been identified by the Committee to participate in this LTEP (each, an “Executive”).

4.Awards. While this LTEP is in effect, an Executive shall receive a long term equity incentive award in the form of restricted shares of Common Stock (“Restricted Stock”) under the Plan or any successor plan for each Fiscal Year in which the Company attains each of the following Adjusted Funds From Operations targets, and as further adjusted in accordance with the procedures set forth in Appendix 1; provided that each Award of Restricted Stock shall be conditioned on the determination by the Committee in its sole discretion that the attainment of the particular Adjusted Funds From Operations target is sustainable:

Adjusted Funds From Operations	Value of Restricted Stock Award*

$1.50/share	$2 million
$2.00/share	$2 million
$2.50/share	$2 million
$3.00/share	$2 million
$3.50/share	$2 million

*Based on Fair Market Value at the time of grant.

Once an Adjusted Funds from Operations target is met for a Fiscal Year, attainment of the same target in subsequent Fiscal Years shall not result in an additional Award under this LTEP.  As an example, if the Company’s Adjusted Funds from Operations were $1.50 per share in both 2022 and 2023, then each Executive would receive a Restricted Stock Award under this LTEP valued at $2 million for 2022, but would not receive a Restricted Stock Award under this LTEP for 2023.  Instead, under this example, the Company’s Adjusted Funds from Operations would have to be at least $2.00 per share in 2023 in order for each Executive to receive a Restricted Stock Award under this LTEP.

The Restricted Stock Award earned for a Fiscal Year shall be granted following the completion of the Company’s annual audit but not later than June 30 following the end of such Fiscal Year, but only if the Executive remains employed through the end of such Fiscal Year.  Each Restricted Stock award shall vest according to the following schedule: ten percent (10%) shall vest on the date of grant, ten percent (10%) shall vest on the first anniversary of the date of grant, ten percent (10%) shall vest on the second anniversary of the date of grant, ten percent (10%) shall vest on the third anniversary of the date of grant, ten percent (10%) shall vest on the fourth anniversary of the date of grant, ten percent (10%) shall vest on the fifth anniversary of the date of grant, ten percent (10%) shall vest on the sixth anniversary of the date of grant, ten percent (10%) shall vest on the seventh anniversary of the date of grant, ten percent (10%) shall vest on the eighth anniversary of the date of grant, and ten percent (10%) shall vest on the ninth anniversary of the date of grant, in each case provided that the Executive is still employed by the Company. All other terms and conditions applicable to the Restricted Stock Award shall be determined by the Committee in its sole discretion.

5.Amendments. The Committee may from time to time amend or modify this LTEP, provided that no such action shall adversely affect Awards previously granted hereunder.

6.Survival. This LTEP shall continue in effect as long as the Plan is in effect or until terminated by the Committee.

Appendix 1

Special Distribution Adjustments

Special Distributions – Special distributions are approved by the Board and arise from:

•	The sale of an asset, where the Board and management agree that the reinvestment opportunities are limited; or

•

A refinancing of an asset, where significant value has been created by management, and the Board and management agree that reinvestment opportunities are limited, and the proceeds should be distributed to stockholders.

Credit in AFFO – Upon completion of a transaction resulting in a special distribution, subsequent AFFO for the LTEP will include an upward adjustment, calculated as an amount equal to 6.0% of the total amount distributed as a special distribution.

Example – if the property at JFK airport generates net operating income (“NOI”) of $3.3 million, is appraised at $83 million, and has a mortgage balance of $32.5 million, then the following examples describe the adjustment to subsequent AFFO upon a sale and refinancing, accompanied by a special distribution of the proceeds:

•

If the property were to be sold for $150 million and the net proceeds of $117.5 million (after repaying the mortgage) are distributed to stockholders, the AFFO credit would be $7.05 million (i.e., 6.0% of $117.5 million).

•

Assuming the property could be refinanced to 50% of the value of $150 million, or $75 million, the proceeds would be $42.5 million (i.e., $75 million new balance less $32.5 million current mortgage). If the $42.5 million in proceeds were distributed as a special dividend to stockholders, the upward adjustment to AFFO would be $2.55 million (i.e., 6.0% of $42.5 million). In this case, the Company still owns the property and income from the property would also be included in actual AFFO.

In all cases, the adjustments are subject to the following provisions:

•

For the first year, the amount will be pro-rated for the period from date of the transaction through the end of the year (e.g., for a sale on June 30, only NOI attributable to the second half of the year would be added); and

•

For years after the first year, the adjustment is increased by 1.5% to account for the lost opportunity to reinvest each year’s projected NOI (after dividend payout of 75%). For example, if a property is sold on December 31 for $50 million with proceeds distributed, the AFFO adjustment for the next year would be $3.0 million (i.e., 6.0% of the $50 million distributed). For the next year, the AFFO adjustment would be $3.045 million, or the original $3.0 million plus 1.5% ([100% - 75%] x 6.0%) of $3.0 million.